UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 21, 2018

FireEye, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36067	20-1548921
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
601 McCarthy Blvd.
Milpitas, CA 95035
(Address of principal executive offices, including zip code)
(408) 321-6300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On May 24, 2018, FireEye, Inc. (the “Company”) completed its previously announced placement of $525.0 million aggregate principal amount of 0.875% Convertible Senior Notes due 2024 (the “Notes”) in a private placement to qualified institutional buyers pursuant to an exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were sold in a private placement to the initial purchasers pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act. In addition, the Company granted the initial purchasers in the offering of the Notes a 13-day option to purchase up to an additional $75.0 million aggregate principal amount of Notes on the same terms and conditions.
The Company intends to use a portion of the net proceeds of the offering of the Notes (i) for the cost of the Capped Calls (as defined below), (ii) to pay the Notes Repurchases (as defined below) and (iii) for general corporate purposes, including capital expenditures, investments, working capital, retirement of debt securities and potential acquisitions and strategic transactions.
Indenture
On May 24, 2018, the Company entered into an Indenture, relating to the issuance of the Notes (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”).
The Notes will bear interest at a rate of 0.875% per year, payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2018. The Notes will mature on June 1, 2024, unless earlier redeemed or repurchased by the Company or converted pursuant to their terms.
The initial conversion rate of the Notes is 43.1667 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $23.17 per share). The conversion rate of the Notes will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture) that occurs prior to June 1, 2024, or if the Company calls any notes for redemption, the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change or during the related redemption period.
Prior to the close of business on the business day immediately preceding March 1, 2024, the Notes will be convertible only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2018 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price for the Notes on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of the Notes, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate for the Notes on each such trading day; (3) if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after March 1, 2024 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the Notes may convert their Notes at any time. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election.
The Company may not redeem the Notes prior to June 5, 2021. The Company may redeem for cash all or any portion of the Notes, at the Company’s option, on or after June 5, 2021 if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes.
Upon the occurrence of a fundamental change (as defined in the Indenture), holders may require the Company to purchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date.
The Notes will be unsecured obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of the Company’s existing and future liabilities that are not so subordinated, including the Company’s outstanding 1.000% Convertible Senior Notes due 2035 and 1.625% Convertible Senior Notes due 2035; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s current or future subsidiaries.
The following events are considered “events of default” with respect to the Notes, which may result in the acceleration of the maturity of the Notes:
(1) the Company defaults in any payment of interest on any Note when due and payable and the default continues for a period of 30 days;
(2) the Company defaults in the payment of principal of any Note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;
(3) failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of three business days;
(4) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction, in each case when due with respect to the Notes;
(5) failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;
(6) failure by the Company for 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of the Company’s other agreements contained in the Notes or the Indenture;
(7) default by the Company or any of its significant subsidiaries (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $40.0 million (or its foreign currency equivalent) in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with the Indenture; or
(8) certain events of bankruptcy, insolvency, or reorganization of the Company or any of its significant subsidiaries (as defined in the Indenture).
If such an event of default occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest on the Notes if any, will be due and payable immediately.
The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture and the Form of Global 0.875% Convertible Senior Note due 2024, which are filed as Exhibit 4.1 and 4.2, respectively, hereto and are incorporated herein by reference.
Capped Call Transactions
In connection with the offering of the Notes, on May 21, 2018, the Company also entered into capped call transactions with certain of the initial purchasers of the Notes (the “Capped Calls”). The Capped Calls each have an initial strike price of approximately $23.17 per share, subject to certain adjustments, which corresponds to the initial conversion price of the Notes. The Capped Calls have initial cap prices of $34.32 per share, subject to certain adjustments. The Capped Calls cover, subject to anti-dilution adjustments, approximately 22.7 million shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The Capped Calls are intended to reduce the potential dilution and/or offset any cash payments the Company is required to make upon conversion of the Notes in the event the market price per share of Common Stock is greater than the strike price of the Capped Calls. If, however, the market price per share of the Common Stock exceeds the cap price of the Capped Calls, there would be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that the then-market price per share of the Common Stock exceeds the cap price. The Company used approximately $57.1 million from the net proceeds from the issuance and sale of the Notes to purchase the Capped Calls. The Capped Calls expire over 40 consecutive scheduled trading days ending on May 30, 2024. The Capped Calls are subject to either adjustment or termination upon the occurrence of specified extraordinary events affecting the Company, including a merger event; a tender offer; and a nationalization, insolvency or delisting involving the Company. In addition, the Capped Calls are subject to certain specified additional disruption events that may give rise to a termination of the Capped Calls, including changes in law; insolvency filings; and hedging disruptions.
The Capped Calls are separate transactions, in each case, entered into by the Company with certain of the initial purchasers of the Notes as counterparties, and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Calls. If the initial purchasers exercise their option to purchase additional Notes, the Company expects to use a portion of the proceeds from the sale of the additional Notes to enter into additional capped call transactions with the initial purchasers as counterparties on substantially similar terms.
The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Capped Calls, a form of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02    Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01    Other Events.
Repurchases of Notes

Concurrent with the offering of the Notes, the Company repurchased, in separate, privately negotiated transactions, approximately $340.2 million in principal amount of its 1.000% Convertible Senior Notes due 2035 (the “Notes Repurchases”).

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
4.1	Indenture, dated as of May 24, 2018, between the Company and U.S. Bank National Association
4.2	Form of Global 0.875% Convertible Senior Note due 2024 (included in Exhibit 4.1)
10.1	Form of Capped Call Confirmation

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of May 24, 2018, between the Company and U.S. Bank National Association
4.2	Form of Global 0.875% Convertible Senior Note due 2024 (included in Exhibit 4.1)
10.1	Form of Capped Call Confirmation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIREEYE, INC.

Date: May 25, 2018	By:	/s/ Alexa King
Alexa King Executive Vice President, General Counsel and Secretary